Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, (this “Agreement”), is made and entered into as of June 9, 2005, by and between Alan Goldstein (the “Executive”) and American Bank Note Holographics, Inc., a Delaware corporation (the “Company”).

R E C I T A L

WHEREAS, the Executive and the Company have entered into that certain Employment Agreement dated as of May 11, 1999 (the “Original Employment Agreement”); and

WHEREAS, each of the Executive and the Company wishes to amend and restate the provisions of the Original Employment Agreement as hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement and intending to be legally bound, Executive and the Company agree as follows:

SECTION 1.                                EMPLOYMENT.  The Company hereby employs Executive and Executive hereby accepts such employment and agrees to render services to the Company, upon the terms and conditions set forth in this Agreement.

SECTION 2.                                POSITION AND DUTIES.  Executive shall assume the responsibilities and perform the duties of Vice President, Finance of the Company. The Executive shall also serve in such similar capacities as may be assigned to him in good faith from time to time by the President or Chief Financial Officer of the Company. Executive agrees to devote substantially all of his business time, attention, skill and best efforts to the diligent performance of his duties hereunder at the Company’s headquarters located at 2 Applegate Drive, Robbinsville, New Jersey 08691 or his home office and shall be loyal to the Company and its affiliates and subsidiaries, and use his best efforts to further their interests.  Executive shall work in the Company’s Robbinsville office a minimum of three days per week, except due to approved vacation or illness.  The Executive shall perform such tasks and responsibilities assigned to him by the Chief Executive Officer and the Chief Financial Officer of the Company, including without limitation, assisting with and/or overseeing the financial management and financial reporting of the Company. In the performance of his duties, Executive agrees to abide by and comply with all policies, practices, handbooks, procedures and guidelines which are now in effect or which the Company may adopt, modify, supplement or change from time to time.

SECTION 3.                                TERM OF EMPLOYMENT.  The term of employment hereunder shall commence on the date hereof and shall continue thereafter until the earlier of (i) March 31, 2006 or (ii) termination pursuant to Section 10 hereof (the “Employment Term”). The date of the last day of the Employment Term shall be hereinafter referred to as the “Termination Date”.  Executive’s employment by the Company shall terminate on the Termination Date.

SECTION 4.                                EXCLUSIVITY.  During the term of Executive’s employment with the Company, Executive shall not without the prior written consent of the Board of Directors (i) perform any managerial, sales, marketing or technical services directly or indirectly for any person or entity competing directly or indirectly with the Company or any of its subsidiaries in the holography business; (ii) perform any such services for any entity owned, directly or indirectly, by anyone competing, either directly or indirectly, with the Company or any of its subsidiaries in the holography business; (iii) on his own behalf or that of any other person or entity, compete, either directly or indirectly, with the Company or any of its subsidiaries, to sell any products or services marketed or offered by the Company or any of its subsidiaries; (iv) engage or become interested, directly or indirectly, as owner, employer, partner, consultant, through stock ownership (except ownership of less than one percent of the number of shares outstanding of any securities which are listed for trading on any securities exchange, provided that the specific nature and amount of the investment, if over $50,000 shall be immediately disclosed to the Company in writing), investment of capital, lending of money or property, or otherwise either alone or in association with others, in the operation of any type of business or enterprise which conflicts or interferes with the performance of Executive’s services hereunder or (v) engage in any activities which could reasonably be deemed to be a conflict of interest with his duties hereunder or his obligations to the Company.

SECTION 5.                                COMPENSATION AND BENEFITS.

(a)                                  Salary and Bonus.  As compensation for the performance of the Executive’s services hereunder, during the Employment Term and the Severance Period (as defined below), the Company will pay to the Executive an annual base salary of $240,000.  In the event that the Employment Term is extended by the Company, in its sole discretion, Executive’s salary will be raised by a minimum of 3% annually, as determined by the Board of Directors.  For purposes hereof, “Severance Period” shall mean the nine-month period commencing the day following the Termination Date or in the event of an extended Employment Term the day following the termination of such extended Employment Term, as the case may be.  During the Severance Period, upon Executive’s execution and delivery to the Company on the Termination Date or in the event of an extended Employment Term the date of Executive’s last day of employment with the Company of a general release substantially equivalent to the release set forth in Section 11 hereof, Executive shall receive benefits as described below, and shall be paid in accordance with the customary payroll practices of the Company for its senior management personnel (collectively, the “Severance Benefits”).  Notwithstanding the foregoing, in no event shall there be a Severance Period nor shall Executive be entitled to any salary, Severance Benefits or other benefits to the extent Executive was terminated for cause (as defined in Section 10(a)) or resigned other than for Good Reason (as defined in Section 10(e)(ii)) during the Employment Term or any extended Employment Term.

(b)                                 Benefits.  During the Employment Term and Severance Period, the Executive shall be eligible to participate, on the same basis and subject to the same qualifications as other senior management personnel of the Company, in any pension, profit sharing, savings, bonus, life insurance, hospitalization, dental, drug prescription, disability, accidental death and dismemberment and other benefit plans and policies as may from time to time be in effect with respect to senior management personnel of the Company (collectively, the “Benefits”). The Executive shall also be entitled to vacation days, holidays and sick days in accordance with the policies of the Company as may be in effect from time to time; provided, however, that upon termination of Executive’s employment for any reason (including resignation by the Executive), the Company shall pay Executive for accrued vacation time from the inception of his employment through the last date of employment as set forth on Exhibit A, on a pro rated basis calculated on the basis of the Executive’s Salary in effect on the Termination Date. The Executive shall also be entitled to have his existing leased car (the “Leased Car”) extended through the Termination Date in accordance with the terms set forth on Exhibit B. In the event that the Executive continues to be employed by the Company through March 31, 2006 and Executive chooses to apply for unemployment benefits, the Company will not contest the Executive’s application. Further, in the event that the Executive is terminated without cause or resigns for Good Reason prior to March 31, 2006, the Company will not contest the Executive’s application for such benefits.

(c)                                  Stock Options.  The Executive shall be eligible to receive grants of options to purchase equity in the Company during the Employment Term as determined, from time to time, in the sole discretion of the Board or the Compensation Committee.  All of Executive’s options shall vest immediately upon the expiration of the Employment Term and remain exercisable for a period of two years.

(d)                                 Expenses.  The Company will pay or promptly reimburse the Executive for all reasonable out-of-pocket business, entertainment and travel expenses incurred by the Executive in the performance of his duties hereunder upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policies of the Company in effect from time to time.  Such expenses shall include the cost of (i) gas and tolls incurred by the Executive in connection with the Executive’s travel to and from his residence and the Company’s headquarters located at 2 Applegate Drive, Robbinsville, New Jersey 08691 and (ii) accommodations in the Robbinsville, New Jersey vicinity. The Company shall also promptly reimburse the Executive for out-of-pocket expenses incurred for moving and storage costs associated with his previously planned relocation and home sale preparation. Such costs shall be limited to $1,400.

(e)                                  Taxes and Withholdings. All appropriate deductions, including federal, state and local taxes and social security, shall be deducted from any amount paid by the Company to the Executive hereunder in conformity with applicable laws.

SECTION 6.                                CONFIDENTIALITY.  The Executive acknowledges and agrees that (a) in connection with his employment by the Company, the Executive will be involved in the Company’s and its subsidiaries’ (if any) operations; (b) in order to permit him to carry out his responsibilities, the Company may disclose, to the Executive, in strict confidence, or the Executive may develop, confidential proprietary information and trade secrets of the Company and its affiliates, including without limitation (i) unpublished information with respect to the Company concerning marketing or sales plans, operational techniques, strategic plans and the identity of suppliers and supply contacts; (ii) unpublished financial information with respect to the Company, including information concerning revenues, profits and profit margins; (iii) internal confidential manuals and memos; and (iv) ”material inside information” as such phrase is used for purposes of the Securities Exchange Act of 1934, as amended (collectively, “Confidential Information”); and (c) the Company and its affiliates derive significant economic value and competitive advantage by reason of the fact that such Confidential Information, in whole or in part, is not generally known or readily ascertainable by the Company’s or its affiliates’ actual or potential competitors and, as such, constitutes the Company’s and its affiliates’ valuable trade secrets.

In addition to any obligations set forth herein, and in recognition of the foregoing acknowledgments, for himself and on behalf of his affiliates, the Executive agrees that he will not, directly or indirectly, use, disseminate or disclose, any Confidential Information (other than for the legitimate business purposes of the Company), and that he will not knowingly permit any of his affiliates to, directly or indirectly, use, disseminate or disclose, any Confidential Information. At the end of the Employment Term, the Executive agrees to deliver immediately to the Company the originals and all copies of Confidential Information in his possession or control, whether in written form, on computers or discs or otherwise.

The restrictions set forth in this Section 6 shall not apply to those particular portions of Confidential Information, if any, that (a) have been published by any of the Company or any of its affiliates in a patent, article or other similar tangible publication or (b) become available to the Executive from a source other than the Company, provided that the source of such Confidential Information was not known by the Executive, after reasonable inquiry, to be bound by a confidentiality agreement with or other obligation of confidentiality to the Company or any of its affiliates.

The foregoing restrictions on the disclosure of Confidential Information set forth in this Section 6 shall not apply to those particular portions of Confidential Information, if any, that are required to be disclosed in connection with any legal process; provided that, at least ten (10) days in advance of any required disclosure, or such lesser time as may be required by circumstances, the Executive shall furnish the Company with a copy of the judicial or administrative order requiring that such information be disclosed together with a written description of the information proposed to be disclosed (which description shall be in sufficient detail to enable the Executive and its affiliates to determine the nature and scope of the information proposed to be disclosed), and the Executive covenants and agrees to cooperate with the Company and its affiliates to deliver the minimum amount of information necessary to comply with such order.

This Section 6 shall survive any termination of this Agreement.

SECTION 7.                                COVENANT NOT TO COMPETE.

(a)                                  Scope.  In order to fully protect the Company’s Confidential Information, during the Employment Term and for a period of one year thereafter (the “Non-competition Period”), the Executive shall not, except as authorized in writing by the Board, directly or indirectly, render services to, assist, participate in the affairs of, or otherwise provide assistance to any person or enterprise (other than the Company and its subsidiaries, if any), which person or enterprise is engaged in, or is planning to engage in, and shall not personally engage in any business in any jurisdiction where the Company has transacted business at any time prior to the Termination Date that is competitive with the business of the Company or any of its subsidiaries, if any, with respect to any products or services of the Company or any of its subsidiaries, if any, in any capacity which would utilize the Executive’s services with respect to any products or services of the Company or any of its subsidiaries, if any, that were within the Executive’s management responsibility at any time within the twelve (12) month period immediately prior to the Termination Date.

(b)                                 Remedies.  The parties recognize, acknowledge and agree that (i) any breach or threatened breach of the provisions of this Section 7 shall cause irreparable harm and injury to the Company and that money damages will not provide an adequate remedy for such breach or threatened breach and (ii) the duration, scope and geographical application of this Agreement are fair and reasonable under the circumstances, and are reasonably required to protect the legitimate business interests of the Company. Accordingly, Executive agrees that the Company shall be entitled to have the provisions of this Agreement specifically enforced by any court having jurisdiction, and that such a court may issue a temporary restraining order, preliminary injunction or other appropriate equitable relief, without having to prove the inadequacy of available remedies at law. In addition, the Company shall be entitled to avail itself of all such other actions and remedies available to it or any of its affiliates under law or in equity and shall be entitled to such damages as it sustains by reason of such breach or threatened breach. It is the express desire and intent of the parties that the provisions of this Agreement be enforced to the full extent possible.

(c)                                  Severability.  If any provision of Section 7(a) is held to be unenforceable because of the duration of such provision, the area covered thereby or the scope of the activity restrained, the parties hereby expressly agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and/or the scope of the activity to be restrained contained in such provision and, in its reduced form, such provision shall then be enforceable. The parties hereto intend and agree that the covenants contained in Section 7(a) shall be construed as a series of separate covenants, one for each municipality, community or county included within the area designated by Section 7(a). Except for geographic coverage, the terms and conditions of each separate covenant shall be deemed identical to the covenant contained in Section 7(a). Furthermore, if any court shall refuse to enforce any of the separate covenants deemed included in Section 7(a), then such unenforceable covenant shall be deemed eliminated from the provisions hereof to the extent necessary to permit the remaining separate covenants to be enforced in accordance with their terms.

SECTION 8.                                RESPONSIBILITY UPON TERMINATION. Upon the termination of his employment for any reason and irrespective of whether or not such termination is voluntary on his part:

(a)                                  The Executive shall advise the Company of the identity of his new employer within then (10) days after accepting new employment and further agrees to keep the Company so advised of any change in employment during the Non-competition Period;

(b)                                 The Company in its sole discretion may notify any new employer, who the Company has good faith basis to believe is a competitor pursuant to Section 7 of this Agreement, of the Executive that he has an obligation not to compete with the Company during the Non-competition Period; and

(c)                                  The Executive shall deliver to the Company any and all records, forms, contracts, memoranda, work papers, customer data and any other documents (whether in written form, on computers or discs or otherwise) which have come into his possession by reason of his employment with the Company, irrespective of whether or not any of said documents were prepared for him, and he shall not retain memoranda in respect of or copies of any of said documents.

SECTION 9.                                NONSOLICITATION.  The Executive agrees that during the term of his employment with the Company and for a period of twelve (12) months thereafter, he will not, and will not assist any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any executive, customer, subscriber or supplier of the Company or any of its subsidiaries about whom or which he gained Confidential Information while at the Company to terminate its employment or arrangement with the Company or any of its subsidiaries, otherwise change its relationship with the Company or any of its subsidiaries, or establish any relationship with the Executive or any of his affiliates for any business purpose deemed materially competitive with the business of the Company or any of its subsidiaries, if any.

SECTION 10.                          TERMINATION.

(a)                                  Termination for Cause. Notwithstanding anything contained herein to the contrary, the Board may terminate the Executive’s employment with the Company for cause; provided that the Executive shall be given notice of the Company’s intent to terminate his employment for cause, the nature of the cause, and, if curable, a reasonable opportunity to remedy the cause. For the purposes of this Section 10(a), the term “reasonable” shall mean that amount of time deemed reasonable by the Board acting in good faith and in light of the nature of the cause. For purposes of this Agreement, the term “cause” shall mean, the occurrence of any one or more of the following (i) the commission of any act of willful and material embezzlement or fraud on the part of Executive against the Company, (ii) any act or omission which constitutes a willful and material breach by Executive of this Agreement, including a refusal or failure by Executive to perform his regular duties and obligations hereunder, (iii) Executive has been convicted of a crime, which conviction has, or is reasonably likely to have a material adverse effect on the Company, or its business or will prevent the Executive from performing his duties for a sustained period of time, (iv) Executive becomes Disabled (as hereinafter defined), or (v) the death of Executive; provided, however, that “cause” shall not include any act or omission by the Executive undertaken in the good faith exercise of the Executive’s business judgment as Vice President, Finance or in good faith reliance on the advice of counsel. For purposes of this Agreement, “Disabled” shall mean Executive’s inability, due to illness, accident or any other physical or mental condition, to fully perform the essential functions of his position or this Agreement for more than 26 weeks consecutively or for intermittent periods aggregating 39 weeks during any 78-week period during the Employment term, except as otherwise required by law.

If, during the Employment Term the Company terminates the Executive’s employment pursuant to clauses (i), (ii) or (iii) of this paragraph (a), then, from and after the date the Executive’s termination is effective (the “Termination Date”), the Executive shall (a) have no right to receive any further Salary following the Termination Date, (b) be entitled to receive any Bonus, payable on a pro rata basis, which may have accrued or which otherwise would have been granted by the Board had the Executive not been terminated for the year in which the Executive was terminated (c) cease to be covered under or be permitted to participate in any Benefits (except payments due to the Executive or the Executive’s beneficiaries or representatives under any applicable life or disability insurance plans or policies) and (d) shall have no further right to purchase shares of the Company’s common stock $.01 par value per share (the “Common Stock”) pursuant to any stock option plan or other equity incentive plan of the Company (collectively, the “Plans”); provided, however, that all restrictions as disclosed in the Plans on the shares of Common Stock underlying any options granted under the Plans (the “Restricted Stock”) purchased by the Executive shall, subject to applicable securities laws, rules and regulations, lapse on the Termination Date.

If during the Employment Term the Company terminates the Executive employment pursuant to clause (iv) or (v) of this paragraph (a), (a) the Company shall continue to pay the Executive (or his beneficiaries, as applicable) Salary and with respect to clause (iv) Benefits, then in effect, for a period of one year following the termination date in accordance with the customary payroll practices of the Company for its senior management personnel, (b) the Executive shall be entitled to receive any Bonus, payable on a pro rata basis, which may have accrued or which otherwise would have been granted by the Board had the Executive not been terminated for the year in which the Executive was terminated, and (c) the Executive shall be entitled to all rights with respect to any options granted or Common Stock purchased under the 1998 Plan and the 2000 Plan for a period of two years following the Termination Date including the immediate vesting of any unvested options on the Termination Date and all restrictions on Restricted Stock purchased by the Executive shall, subject to applicable securities laws, rules and regulations, lapse on the Termination Date.

(b)                                 Termination Without Cause and Resignation For Good Reason.  The Company shall have the right to terminate this Agreement and the employment of Executive with the Company for any reason or no reason and without cause upon written notice to Executive of such termination, and the Executive shall have the right to resign for Good Reason (as hereinafter defined); provided that, except as otherwise provided in paragraph (c) below, the Severance Period shall commence on the day immediately following the date of such termination or resignation, as the case may be, and the Executive shall be entitled to receive the Severance Benefits.  All of the Executive’s non-vested options to purchase shares of Common Stock granted under the 1998 Plan and the 2000 Plan shall vest on the Termination Date.  The Executive shall be entitled to exercise any or all vested options that were granted under the Plans for a period of two years following the Termination Date.

(c)                                  Termination Upon Change of Control or Resignation for Good Reason Following a Change of Control.  In the event Executive’s employment is terminated by the Company subsequent to a Change of Control (as hereinafter defined) or the Executive resigns from the Company for Good Reason (as hereinafter defined) the Severance Period shall commence on the day immediately following the date of such termination or resignation, as the case may be, and the Executive shall be entitled to receive the Severance Benefits. If the Executive receives the Severance Benefits pursuant to this paragraph (c), in no event shall the Executive receive any Severance Benefits pursuant paragraph (b) of this Section 10. To the extent that such amounts are in excess of the amount allowable as a deduction under Section 280(G) of the Code, or are subject to excise tax pursuant to Section 4999 of the Code the

Company will gross-up any additional amounts due and (iii) all non-vested options to purchase shares of Common Stock granted under the 1998 Plan and the 2000 Plan shall vest on the Termination Date and the Executive shall be entitled to exercise any or all of the vested options that were granted under the 1998 Plan or 2000 Plan for a period of two years following the Termination Date and all restrictions on Restricted Stock purchased by the Executive shall, subject to applicable securities laws, rules and regulations, lapse on the Termination Date.

(d)                                 Resignation.  Executive shall have the right to terminate this Agreement and his employment with the Company upon fourteen (14) calendar days prior written notice to the Company. Except if the Executive’s resignation is for Good Reason in accordance with paragraphs (b) and (c) above, from and after the effective date of such resignation, Executive shall (i) have no right to receive any further Salary, bonus or Severance Benefits hereunder; (ii) cease to be covered under or by permitted to participate in any Benefits (except payments due the Executive or the Executive’s beneficiaries or representatives under any applicable pension, profit sharing, life or disability insurance plans or policies); and (iii) forfeit any and all non-vested options granted or non-vested Common Stock purchased under the Plans.  Notwithstanding the foregoing, if Executive terminates his employment with the Company pursuant to this Section 10(d) prior to September 27, 2005, Executive shall purchase the Leased Car in accordance with the terms set forth on Exhibit B.

(e)                                  Definitions.  For purposes of this Section 10 the terms listed below shall mean the following:

(i)                                     “Change in Control” shall mean:

(a)                                  the direct or indirect acquisition, whether by sale, merger, consolidation, or purchase of assets or stock, by any person, corporation, or other entity or group thereof of the beneficial ownership (as that term is used in Section 13(d)(1) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of shares in the Company which, when added to any other shares the beneficial ownership of which is held by the acquirer, shall result in the acquirer’s having more that 33% of the votes that are entitled to be cast at meetings of stockholders as to matters on which all outstanding shares are entitled to be voted as a single class; provided, however, that such acquisition shall not constitute a Change of Control for purposes of this Agreement if prior to such acquisition a resolution declaring that the acquisition shall not constitute a Change of Control is adopted by the Board with the support of a majority of the Board members who either were members of the Board for at least two years prior to the date of the vote on such resolution or were nominated for election to the Board by at least two-thirds of the Directors then still in office who were members of the Board at least two years prior to the date of the vote on such resolution; and provided further, that neither the Company, nor any person who as of the date hereof was a Director or officer of the Company, nor any trustee or other fiduciary holding securities under an employee benefit plan of the Company, nor any corporation owned, directly or indirectly, by the shareholders of the Company in the substantially the same proportions as their ownership of shares of the Company shall be deemed to be an “acquirer” for purposes of this Section.

(b)                                 the election during any two-year period to a majority of the seats on the Board of Directors of the Company of individuals who were not members of the

Board at the beginning of such period unless such additional or replacement directors were approved by at least 80% of the continuing directors.

(c)                                  shareholder approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(ii)                                  “Good Reason” shall mean the occurrence of (a) a breach of this Agreement by the Company, (b) the assignment to the Executive of duties inconsistent with his position as described in Section 2 herein, or any significant adverse alteration in the status or conditions of the Executive’s employment or in the nature of the Executive’s responsibilities as described in Section herein, (c) the failure of the Company to maintain directors’ and officers’ insurance at an aggregate amount at least equal to the level provided as of the date hereof or (d) the failure of the Company to continue to provide Executive with benefits substantially similar to those described in this Agreement or to continue in effect any benefit or stock option plan which is material to the Executive’s compensation, including but not limited to the 1998 Plan; provided, however, Executive shall not be deemed to have Good Reason to terminate his employment if the reason for such termination is remedied prior to the date of termination specified in the notice of termination pursuant to Section 10(d) herein.

SECTION 11. RELEASE.  Executive for himself and for the executors and administrators of his estate, his heirs, successors and assigns, hereby releases and forever discharges the Company and its officers, directors, employees and stockholders and the respective executors, administrators, heirs, successors and assigns of the foregoing, from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against the Company or any of its officers, directors, employees or stockholders Executive ever had, now has or hereafter can, shall or may have for, upon, or by reason of, any matter, cause or thing whatsoever from the beginning of the world to the date hereof including, but not limited to, any matter relating to or arising out of the employment of Executive or termination thereof under any contract, tort, federal, state or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the federal Family and Medical Leave Act, or any claim for physical or emotional distress or injuries, or any other duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing, implied contract of permanent employment or the tortious or willful discharge of employment.  The parties also agree that this Agreement does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act.  In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Executive is a named party, Executive agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Executive.  The parties agree that nothing in the provisions of this Section 11 is intended to limit their rights under and concerning enforcement of this Agreement.

SECTION 12. REVOCATION.  The Company has advised Executive to consult with an attorney prior to executing this Agreement.  By executing this Agreement, Executive acknowledges that (a) he has been provided an opportunity to consult with an attorney or other advisor of his choice regarding the terms of this Agreement, (b) this is a final offer and Executive has been given twenty-one (21) days in which to consider whether he wishes to enter into this Agreement, (c) Executive has elected to enter this Agreement knowingly and voluntarily and (d) if he does so within fewer than 21 days from receipt of the final document he has knowingly and voluntarily waived the remaining time.  The Company reserves the right to change or revoke this Agreement prior to Executive’s execution hereof.  This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement except as to rights or claims arising under the ADEA, in which case Executive has seven (7) days following execution of this Agreement to change his mind (the “Revocation Period”).  Executive further covenants not to contest the validity of the release set forth in Section 11 hereof subsequent to the Revocation Period and agrees that if he nonetheless should pursue litigation against the Company involving any matter covered and released hereby, Executive agrees that he first shall restore to the Company the full value of all consideration he has received or to which he is entitled hereunder and shall be liable for the Company’s costs and attorneys’ fees incidental to defending such legal action.

SECTION 13. AUTHORITY.  Executive represents and warrants that he has the ability to enter into this Agreement and perform all obligations hereunder, and that there are no restrictions on Executive or any obligations owed by him to third parties which are reasonably likely, in any way, to detract from or adversely affect his performance hereunder.

SECTION 14. MISCELLANEOUS.

(a)                                  Separate Agreements.  The covenants of Executive contained in this Agreement shall survive any termination of this Agreement and shall be construed as separate agreements independent of any other agreement, claim, or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise. The covenants contained in this Agreement are necessary to protect the legitimate business interests of the Company.

(b)                                 Entire Agreement.  The parties hereto acknowledge and agree that this Agreement supersedes all previous contracts and agreements between the Company and Executive relating to the subject matter hereof and that any such previous contracts or agreements, including without limitation, the Original Employment Agreement, shall become null and void upon execution of this Agreement. This Agreement constitutes the complete agreement among the parties hereto with respect to the subject matter hereof and no party has made or is relying on any promises by any other party of their respective representatives not contained in this Agreement.

(c)                                  Severability.  If any provision of this Agreement is held to be illegal, invalidor unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. If any provision of this Agreement is held to be unenforceable because of the duration of such provision, the area covered thereby or the scope of the activity restrained, the parties hereby expressly agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and/or the scope of the activity to be restrained contained in such provision and, in its reduced form, such provision shall then be enforceable.

(d)                                 Successor and Assigns.

(i)                                     This Agreement is personal in nature and neither this Agreement nor any rights or obligations arising hereunder may be assigned, transferred or pledged by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(ii)                                  This Agreement shall be binding upon and inure to the benefit of the Company and their successors. The rights and obligations of the Company pursuant to this Agreement are freely assignable and transferable by Company without the consent of Executive without his being relived of any obligations hereunder, including, without limitation, an assignment or transfer in connection with a merger or consolidation of the Company, or a sale or transfer of all or substantially all of the assets of the Company; provided, the provisions of this Agreement shall be binding on and shall inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred and such successor shall expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such transaction had taken place.

(e)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law rules thereof.

(f)                                    Amendment.  No amendment, waiver, modification or change of an provision of this Agreement shall be valid unless in writing and signed by both parties; provided, that any such amendment, waiver, modification or change must be consented to on behalf of the Company by the Board. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement.

(g)                                 Notices.  All notices and communications under this Agreement shall be in writing and shall be personally delivered or sent by prepaid certified mail, return receipt requested, or by recognized courier service, and addressed as follows:

(i)                             If to the Company to:

American Bank Note Holographics, Inc.

2 Applegate Drive

Robbinsville, NJ 08691

Attention:  President

Telephone:  (609) 632-0800

Facsimile:   (609) 632-0850

With a copy to:

Fulbright & Jaworski LLP

666 Fifth Avenue

New York, NY 10103

Attention:  Paul Jacobs, Esq.

Telephone:  (212) 318-3348

Facsimile:   (212) 752-5958

(ii)                          If to the Executive to:

Alan Goldstein

1219 Baldwin Road

Yorktown Heights, NY 10598

Telephone:  (914) 245-1907

Facsimile:   (914) 962-4938

With a copy to:

Sapir & Frumkin LLP

399 Knollwood Road, Suite 310

White Plains, NY 10603

Attention: William Frumkin, Esq.

Telephone: (914) 326-0366

Facsimile: (914) 682-9128

or to such other address as may be specified by notice of the parties.

(h)                                 Arbitration.  Except as provided for in Section 7(b), the Company and Executive agree that any claim or controversy arising out of or relating to this Agreement or any breach thereof (“Arbitrable Dispute”) shall be settled by arbitration if such claim or controversy is not otherwise settled; provided, however, that nothing set forth herein shall in any way limit the Company’s ability to seek and obtain injunctive relief in aid of arbitration from any court of competent jurisdiction. This arbitration agreement applies to, among others, disputes about the validity, interpretation, or effect of this Agreement. The arbitration shall take place in New York, New York, or such other location as to which the parties may mutually agree. Except as expressly set forth herein, all arbitration proceedings under this Section 12(h) shall be undertaken in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in force only before individuals who are (I) lawyers engaged full-time in the practice of law and (ii) on the AAA register of arbitrators. There shall be one arbitrator who shall be chosen in accordance with the rules of the AAA. The arbitrator may not modify or change this Agreement in any way and shall not be empowered to award punitive damages against any party to such arbitration. Each party shall pay the fees of such party’s attorneys, the expenses of such party’s witnesses, and any other expenses that such party incurs in connection with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be paid in full by the Company. Except as provided for in Section 7(b), arbitration in this manner shall be the exclusive remedy for any Arbitrable Dispute should Executive or the Company attempt to resolve an Arbitrable Dispute.

(i)                                     Indemnification Agreement.  A material breach of that certain Indemnification Agreement, entered into as of the date hereof, between the Company and the Executive, shall constitute a material breach of this Agreement.

(j)                                     Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

By:	/s/ Kenneth Traub
Name: Kenneth Traub
Title: President and Chief Executive Officer

ALAN GOLDSTEIN

/s/ Alan Goldstein

Exhibit A

Unused Vacation Summary

1999-2004

	Days Taken For
	Year	Vacation	Personal	Sick

	1999	8	1	1
	2000	13	2	1
	2001	11	2	1
	2002	16	2	1
	2003	18	2	1
	2004	16	2	0

Year	1999	2000	2001	2002	2003	2004

Vacation Earned	15	20	20	20	20	20

Vacation Taken	8	13	11	16	18	16

Unused Vacation	7	7	9	4	2	4

Total Unused Vacation						33

Exhibit B

Leased Car

1.     The current lease term of the Leased Car ends on September 27, 2005. If the Executive’s Termination Date is prior to September 27, 2005, the Company will continue the Leased Car benefit until the expiration of the current lease term. At the end of the lease term the Company will purchase the Leased Car for the residual lease value ($22,257 plus sales tax for a total of $24,093) and the Executive will purchase the Leased Car from the Company for the residual value less any excess mileage charge which the Company would have had to pay to the leasing company when returning the Leased Car. The Executive will pay all title fees, registration and sales tax upon purchase of the Leased Car.  The excess mileage charge is $0.20 per mile over 36,000 miles.

2.     If the Termination Date is after September 27, 2005, the Company will extend the lease term to the extent permissible by the leasing company of the Leased Car.

3.     In the event the lease for the Leased Car cannot be extended, the Company will purchase the Leased Car at the end of the current lease term on September 27, 2005 for the residual value and depreciate the Leased Car based on the monthly lease payment (approximately $485/month) it is currently paying. On the Termination Date the Executive will purchase the Leased Car from the Company for the net book value of the Leased Car less the excess mileage cost at that time. The excess mileage base (36,000 miles) will increase by 1,000 miles per month through the Termination Date. The Executive will pay all title fees, registration and sales tax upon purchase of the Leased Car.